UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 15, 2005

NEKTAR THERAPEUTICS

(Exact name of Registrant as specified in its charter)

Delaware	0-23556	94-3134940
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

150 Industrial Road

San Carlos, California 94070

(Address of principal executive offices and Zip Code)

Registrant’s telephone number, including area code: (650) 631-3100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

(a) Executive Officer Compensation Plan

On March 15, 2005, the Board of Directors of Nektar Therapeutics (the “Board”) approved the 2005 Executive Compensation Plan (the “2005 Executive Plan”). The Company’s executive officers are eligible to participate in the 2005 Executive Plan.

Each participant in the 2005 Executive Plan (an “Executive”) has his or her total target cash compensation established by the Company’s organization and compensation committee, with such total target cash compensation equal to such Executive’s salary and a target bonus. Executives may earn their bonuses based on corporate performance goals as stated in the 2005 Executive Plan. Corporate performance goals are based upon four broad categories: building product pipeline; building a long term business; organizational capabilities and infrastructure; and financial performance.

Under the 2005 Executive Plan, the target bonus payment for the Company’s named executive officers, as a percentage of such executive officer’s total target cash compensation, are: Ajit S. Gill (33 1/3%), Robert B. Chess (33  1/3%), John Patton (30%), Ajay Bansal (25%), David Johnston (25%) and Nevan Elam (25%). The actual bonuses payable to the Chief Executive Officer and the other executive officers may range, at the discretion of the organization and compensation committee, from 0% to 150% of the target bonus percentage of total target cash compensation. The 2005 Executive Plan also provides that executive officers, including the Chief Executive Officer, would receive option grants in fiscal 2005, which grants shall vest monthly over five years commencing on the date of grant.

The above summary description of the 2005 Executive Plan is qualified in its entirety by reference to the 2005 Executive Plan attached hereto as Exhibit 10.1 and by this reference made a part hereof.

(b) Non-Employee Director Compensation Plan

On March 15, 2005, the Board approved the 2005 Compensation Plan for Non-Employee Directors (the “2005 Director Plan”). Only the Company’s non-employee directors are eligible to participate in the 2005 Director Plan.

Each participant in the 2005 Director Plan is eligible to receive an annual retainer for their service on the Company’s board, including compensation for each board meeting and committee meeting which each Director attend; reimbursements for customary expenses for attending board, committee and stockholder meetings; and the compensation for the chairperson of each committee. The 2005 Director Plan also sets forth the process by which each Director receives stock option grants under the Company’s Stock Option Plans.

The above summary description of the 2005 Director Plan is qualified in its entirety by reference to the 2005 Director Plan attached hereto as Exhibit 10.2 and by this reference made a part hereof.

(c) Indemnification Agreements

On March 15, 2005, the Board approved a form of indemnification agreement to be entered into by the Company with its directors, officers, employees or agents. On March 15, 2005, the Company entered into separate indemnification agreements with the following persons: Robert B. Chess, Ajit S. Gill, Ajay Bansal, John S. Patton, David Johnston, Nevan C. Elam, Michael A. Brown, Christopher A. Kuebler, Irwin Lerner, Melvin Perelman, Susan Wang and Roy A. Whitfield. The Company’s board of directors may from time to time authorize the Company to enter into additional indemnification agreements with future directors, officers, employees and agents.

In general, the indemnification agreements provide that the Company will indemnify each indemnitee to the fullest extent authorized or permitted by its bylaws and the Delaware General Corporation Law (the “DGCL”), and shall indemnify each indemnitee against all expenses, witness fees, damages, judgments, fines and amounts paid in settlement and any other amounts that the indemnitee is obligated to pay because of claims made against him or her in connection with a threatened, pending or completed action by reason of the fact that the indemnitee is or was a director, officer, employee or agent of the Company. In addition, the indemnification agreements provide for the advancement of expenses incurred by the indemnitee in connection with any proceeding covered by the agreement as permitted by applicable law, provided that such indemnitee shall repay such amounts if it is determined that such indemnitee is not entitled to indemnification under the agreement, the Company’s bylaws, the DGCL or otherwise.

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The above summary description of the indemnification agreements is qualified in its entirety by reference to the form of indemnification agreement attached hereto as Exhibit 10.3 and by this reference made a part hereof.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(b) Resignation of director

On March 15, 2005, Melvin Perelman announced his resignation from the Company’s Board of Directors, in order to pursue other interests, which resignation became effective on March 21, 2005. Mr. Perelman shall serve as an advisor to the Company through December 31, 2006.

(d) Appointment of director

On March 15, 2005, the Company’s Board of Directors authorized the appointment of Joseph J. Krivulka to serve as a member of the Board of Directors until the next annual meeting of shareholders and until his successor is elected and qualified. The Company’s Board of Directors also authorized the appointment of Mr. Krivulka to the Audit Committee of the Board of Directors. Such appointments became effective on March 21, 2005. Mr. Krivulka will participate in the 2005 Director Plan and shall execute an indemnification agreement, as described in Item 1.01 of this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits:

Exhibit No.	Description
10.1:	2005 Executive Compensation Plan

10.2:	2005 Compensation Plan for Non-Employee Directors

10.3:	Form Indemnification Agreement

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SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

By:	/s/ Ajay Bansal
Ajay Bansal
Chief Financial Officer and Vice President, Finance and Administration

Date:	March 21, 2005

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